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PRICING SUPPLEMENT DATED OCTOBER 6, 2000

TO PROSPECTUS SUPPLEMENT DATED SEPTEMBER 18, 2000

     - Date of notice of take down: October 5, 2000.

     - Number of shares to be sold in this tranche: 470,000.

     - Gross proceeds received by us from prior sales hereunder: $27,462,294.

     - Assuming these shares are sold to Bear Stearns at $7.50 per share, the remaining dollar amount under this prospectus supplement is: $74,012,706.

     - Our common stock closed at a price of $7.50 per share on October 5, 2000.

       The price Bear Stearns will pay to us for these shares will be based on the October 6, 2000, and October 10, 2000, trading days.